                                                                     EXHIBIT 12
                       SECURITY CAPITAL INDUSTRIAL TRUST
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (Dollar amounts in thousands)

                                                Three Months Ended
                                                    March 31,                   Period Ended December 31,
                                                ------------------  -------------------------------------------------
                                                  1996      1995      1995      1994      1993      1992     1991(a)
                                                --------  --------  --------  --------  --------  --------  ---------

Net Earnings (Loss) from Operations              $16,506   $ 9,663   $47,660   $25,066    $4,412    $(187)    $(127)
Add:
 Interest Expense                                  8,508     6,761    32,005     7,568       321      504        29
                                                --------  --------  --------  --------  --------  --------  ---------

Earnings as Adjusted                             $25,014   $16,424   $79,665   $32,634    $4,733    $ 317     $ (98)
                                                ========  ========  ========  ========  ========  ========  =========


Fixed Charges:
 Interest Expense                                $ 8,508   $ 6,761   $32,005   $ 7,568    $  321    $ 504     $  29
 Capitalized Interest                              3,311     1,299     8,599     2,208        98      124        68
                                                --------  --------  --------  --------  --------  --------  ---------

  Total Fixed Charges                            $11,819   $ 8,060   $40,604   $ 9,776    $  419    $ 628     $  97
                                                ========  ========  ========  ========  ========  ========  =========

Ratio of Earnings (Loss) to Fixed Charges            2.1       2.0       2.0       3.3      11.3      (b)       (b)
                                                ========  ========  ========  ========  ========  ========  =========

______________________________________________________________


(a) For the period from June 14, 1991 (the date of SCI's inception) to December 31, 1991.

(b) While SCI was researching markets and assembling its initial assets, earnings were insufficient to cover fixed charges for the periods ended December 31, 1991 and December 31, 1992 by $195,000 and $311,000,
     respectively.

                                      70